EXHIBIT 5.2

Davis Brown Koehn Shors & Roberts P.C.

The Davis Brown Tower

215 10th Street, Ste 1300

Des Moines, IA 50309

Reply to Des Moines Office

September 23, 2009

Great Lakes Aviation, Ltd.

1022 Airport Parkway

Cheyenne, WY 82001

Ladies and Gentlemen:

We are special counsel to Great Lakes Aviation, Ltd., an Iowa corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended, of 5,371,980 shares of the Company’s common stock, par value $0.0l per share, to be sold by a selling security holder under a Registration Statement on Form S-1/A filed on or about the date hereof with the United States Securities and Exchange Commission (the “Registration Statement”). Such shares (the “Shares”) were issued to Raytheon Aircraft Credit Corporation, a Kansas corporation (“Raytheon”), pursuant to a Restructuring Agreement between Raytheon and the Company dated as of December 31, 2002, which agreement has been modified by an Amended and the Restated Restructuring Agreement dated March 9, 2007 (jointly, the “Agreements”).

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Iowa.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, and all amendments thereto, as certified by an officer of the Company on September 2, 2009, as well as the Articles of Correction filed with the Iowa Secretary of State on August 27, 2009.

2. The Bylaws of the Company, and all amendments thereto, as certified by an officer of the Company on September 2, 2009.

3. Resolutions of the Board of Directors of the Company dated effective December 31, 2002, as certified by an officer of the Company on September 2, 2009.

4. The Selling Shareholder Questionnaire in which Raytheon represents and warrants the type and number of the Shares beneficially owned and

5. The Agreements.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.